Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of TKO Group Holdings, Inc. of our report dated September 1, 2023, relating to the financial statements of New Whale Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

September 15, 2023